Exhibit 5.1

POSTAL ADDRESS	P.O. Box 71170 1008 BD AMSTERDAM P.O. Box 2888 3000 CW ROTTERDAM
OFFICE ADDRESS	Parnassusweg 300 1081 LC AMSTERDAM The Netherlands
INTERNET	www.loyensloeff.com

To:

The Company

RE	Dutch law legal opinion – Wallbox 2023 Warrant F-3 Exhibit

REFERENCE	50364565
DATE	April 4, 2023

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. We render this opinion regarding the Registration Statement.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Class A Shares means class A ordinary shares in the capital of the Company, with a nominal value of EUR 0.12 each.

Company means Wallbox N.V., registered with the Trade Register under number 83012559.

Excerpts means the Current Excerpt, the Former Excerpt and the September 2021 Excerpt.

Issuance means the issuance of the Warrant Shares.

Registration Statement means the registration statement on Form F-3 for the registration of the Warrant Shares (excluding any documents incorporated by reference therein or any exhibits thereto), to be filed with the SEC.

Resolutions means the Board Resolution and the Shareholders Resolution.

SEC means the U.S. Securities and Exchange Commission.

The public limited liability company Loyens & Loeff N.V. is established in Rotterdam and is registered with the Trade Register of the Chamber of Commerce under number 24370566. Solely Loyens & Loeff N.V. shall operate as contracting agent. All its services shall be governed by its General Terms and Conditions, including, inter alia, a limitation of liability and a nomination of competent jurisdiction. These General Terms and Conditions may be consulted via www.loyensloeff.com. The conditions were also deposited at the Trade Register of the Chamber of Commerce under number 24370566.

AMSTERDAM                •                 BRUSSELS                •                 LONDON                •                LUXEMBOURG                 •

NEW        YORK            •             PARIS        •        ROTTERDAM            •         SINGAPORE        •        TOKYO        •         ZURICH

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Securities Act means the U.S. Securities Act of 1933, as amended.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

Warrant Shares means up to 1,007,894 Class A Shares to be issued pursuant to the Warrant Share Deed of Issuance.

Warrants means the rights to subscribe for (rechten tot het nemen van) the Warrant Shares under to the terms and conditions of the Warrant Agreement and the Warrant Subscription Agreement.

3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 29 September 2021 (the September 2021 Excerpt);

(b)	an excerpt of the registration of the Company in the Trade Register dated 30 January 2023 (the Former Excerpt);

(c)	an excerpt of the registration of the Company in the Trade Register dated 29 March 2023 (the Current Excerpt);

(d)	the deed of incorporation of the Company dated 7 June 2021;

(e)	the articles of association of the Company (Articles) dated 1 October 2021;

(f)	the draft deed of issuance of the Warrant Shares, as attached as Annex 1 to this opinion letter (the Warrant Share Deed of Issuance);

(g)

the secretary certificate (the Secretary Certificate) dated 7 February 2023 signed by Juan Sagalés Cantenys in his stated capacity as the Company Secretary of the Company including minutes of a meeting of the board of directors of the Company held on 7 February 2023 relating to the Issuance (the Board Resolution);

(h)

the resolution of the general meeting of the Company in connection with, inter alia, the delegation to the management board of the Company of the authority to issue shares in the capital of the Company for a period of 5 years, dated 1 October 2021 (the Shareholders Resolution);

(i)	the executed facility agreement between Wall Box Chargers S.L.U. as borrower, Banco Bilbao Vizcaya Argentaria, S.A. as original lender, and the Company as guarantor dated 9 February 2023;

(j)	the executed warrant agreement between the Company and Banco Bilbao Vizcaya Argentaria, S.A. dated 9 February 2023 (the Warrant Agreement); and

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(k)	the executed warrant subscription agreement between the Company and Banco Bilbao Vizcaya Argentaria, S.A. dated 9 February 2023 (the Warrant Subscription Agreement).

3.2	We have further relied on the statements made in the Secretary Certificate and we have assumed without independent investigation that such statements are correct as of the date of this opinion letter.

3.3	We have undertaken the following checks (the Checks) at the date of this opinion letter:

(a)	an inquiry at the Trade Register, confirming that no relevant changes were registered compared to the contents of the Current Excerpt;

(b)

an inquiry at the Central Insolvency Register (Centraal Insolventieregister) confirming that the Company is not listed with the Central Insolvency Register and not listed on the EU Registrations list with the Central Insolvency Register; and

(c)

an inquiry at EUR-Lex relating to of the list referred to in article 2 (3) of Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, confirming that the Company is not listed on such annexes.

3.4	We have not reviewed any documents incorporated by reference or referred to in the Registration Statement and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1

We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law, all as interpreted by Dutch courts and the European Court of Justice. We do not express an opinion on tax law, competition law, sanction laws and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2

Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Warrant Agreement and the Issuance and on any representations, warranties or other information included in any document examined in connection with this opinion letter, except as expressly stated in this opinion letter.

4.3

In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

legal opinion – Wallbox 2023 Warrant F-3 Exhibit	3/12

4.4

This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5

This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

5.1	Corporate status

The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law and is validly existing as a naamloze vennootschap (public limited liability company) under Dutch law.

5.2	Issued share capital

The Warrants have been validly granted and upon exercise of the Warrants in accordance with the Warrant Agreement and the Warrant Subscription Agreement, when issued pursuant to the executed Warrant Share Deed of Issuance and upon payment in full of the Warrant Shares, the Warrant Shares will have been validly issued, fully paid, validly outstanding and non-assessable.

5.3	No Insolvency

Based solely on the Current Excerpt and the Checks, the Company has not been granted a suspension of payments (surseance verleend), declared bankrupt (failliet verklaard) or subjected to a public composition proceeding (openbaar onderhands akkoord) by a Dutch court.

6	ADDRESSEES

6.1

This opinion is an exhibit to the Registration Statement and may be relied upon solely for the purpose of the registration of the Registration Statement in accordance with the Securities Act. It may not be supplied, and its contents or existence may not be disclosed, to any person other than as an exhibit to (and therefore together with) the Registration Statement and may not be relied upon for any purpose other than the registration.

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6.2

We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the reference to Loyens & Loeff N.V. in the Registration Statement under the heading ‘Legal Matters’. In giving this consent, we do not admit that we are a person whose consent is required under the Securities Act or any rules and regulations promulgated by the SEC.

Yours faithfully, Loyens & Loeff N.V.

/s/ Loyens & Loeff N.V.	/s/ Loyens & Loeff N.V.

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1

All original documents are authentic, all signatures (whether handwritten or electronic) are genuine and were inserted or agreed to be inserted by the relevant individual, and all copies are complete and conform to the originals.

1.2	The information recorded in the September 2021 Excerpt is true, accurate and complete on the time of execution of the Shareholders Resolution.

1.3	The information recorded in the Former Excerpt is true, accurate and complete on the time of execution of the Board Resolution.

1.4

The information recorded in the Current Excerpt is true, accurate and complete on the date of the Registration Statement and the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on the date of the Warrant Share Deed of Issuance.

1.5

The Warrant Share Deed of Issuance will be validly executed in the form of the draft attached as Annex 1 to this opinion letter and will not be amended, supplemented, terminated, rescinded, nullified or declared void thereafter.

1.6	The Registration Statement will have been filed with the SEC and declared effective pursuant to the Securities Act at the date of the Registration Statement.

2	Incorporation, existence and corporate power

2.1

The Company has not been dissolved, merged involving the Company as disappearing entity, demerged, converted, granted a suspension of payments, declared bankrupt or subjected to any other insolvency proceedings listed in Annex A of Regulation (EU) 2015/848 on insolvency proceedings (recast), listed on the list referred to in article 2 (3) of Council Regulation (EC) 2580/2001, listed in Annex I to Council Regulation (EC) 881/2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 relating to measures to combat terrorism (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Current Excerpt and the Checks).

2.2

The Articles are the articles of association (statuten) of the Company in force on the date of the Shareholders Resolution, the date of the Board Resolution, the date of the Registration Statement, and the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpts) and will be true, accurate and complete on the date of the Warrant Share Deed of Issuance.

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3	Corporate authorisations

The Resolutions (a) correctly reflect the resolutions made by the relevant corporate body of the Company in respect of (i) the granting by the Company of the Warrants and (ii) the Issuance, (b) are made with due observance of the Articles and any applicable board regulations and (c) remain in full force and effect.

4	Other parties

4.1

Each of the parties to which the Warrant Shares will be issued, is validly existing under the laws by which it is purported to be governed on the date of the execution of the Warrant Share Deed of Issuance.

4.2

Each party to the Warrant Share Deed of Issuance, other than the Company, has all requisite power and capacity (corporate and otherwise) to execute and to perform its obligations under the Warrant Share Deed of Issuance and the Warrant Share Deed of Issuance will have been duly authorised, executed and delivered by or on behalf of the parties thereto other than the Company at the date of the execution of the Warrant Share Deed of Issuance.

5	Issued share capital

5.1	At the time of issuance of the Warrant Shares, the authorised share capital of the Company allows for the issuance of the relevant number of Warrant Shares.

5.2	The Warrant Shares will be subscribed for and duly accepted by the subscribers thereof on the date of the Warrant Share Deed of Issuance.

5.3	The Warrants have not been cancelled, terminated, revoked or declared null and void.

6	Regulatory

The Warrant Shares will not be offered or sold, directly or indirectly in the Netherlands to persons other than to qualified investors within the meaning of the Prospectus Regulation (EU) 2017/1129.

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Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy, suspension of payments, statutory composition proceeding, any intervention, recovery or resolution measure, other insolvency proceedings and fraudulent conveyance (actio Pauliana) and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Accuracy of information

2.1

The information obtained from the online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventieregister) does not provide conclusive evidence that the Company has not been granted a suspension of payments or declared bankrupt by a Dutch court nor does it provide any information regarding any other insolvency proceedings. Under the Dutch Bankruptcy Act (Faillissementswet) the declaration of a bankruptcy is effected by a court order, with effect from and including the day on which the bankruptcy order is issued. The clerk of the bankruptcy court is under an obligation to keep a public register in which, among others, extracts from the court orders by which a bankruptcy order is declared are registered. We have made an online enquiry of the Central Insolvency Register, however, this does not constitute conclusive evidence that the Company is not declared bankrupt, as a proper registration of a bankruptcy order is not a condition for the bankruptcy order to be effective.

2.2

Any dissolution, merger, demerger or conversion involving the Company must be notified to the trade register of the Chamber of Commerce in the Netherlands. However, it cannot be assured that such notification has actually been made and therefore the Current Excerpt does not constitute conclusive evidence that the Company is not dissolved, merged, demerged or converted as a notification to the Dutch court proceedings.

3	Non-assessable

The term “non-assessable” as used in this opinion letter means that a holder of a Warrant Share will not by mere reason of being such a holder be subject to calls by the Company or its creditors for any further payment on such Warrant Share.

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ANNEX 1

Warrant Share Deed of Issuance

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DEED OF ISSUANCE OF SHARES IN THE CAPITAL OF

WALLBOX N.V.

DATED                         .

THE UNDERSIGNED, Wallbox N.V., a public limited liability company (naamloze vennootschap) under Dutch law, having its official seat in Amsterdam, the Netherlands, and with address at Carrer del Foc 68, 08038 Barcelona, Spain, registered with the Dutch trade register under number 83012559 (Company).

BACKGROUND:

(A)

Reference is made to (i) the warrant agreement between the Company and Banco Bilbao Vizcaya Argentaria, S.A. dated 9 February 2023 (Warrant Agreement), and (ii) the warrant subscription agreement between the Company and Banco Bilbao Vizcaya Argentaria, S.A. dated 9 February 2023 (Warrant Subscription Agreement).

(B)

On • 2023, the management board of the Company resolved (Resolution) to (i) grant Banco Bilbao Vizcaya Argentaria, S.A. rights to subscribe for such number of class A ordinary shares (rechten tot het nemen van aandelen) in the capital of the Company (Class A Shares), with a nominal value of EUR 0.12 each (Subscription Rights), as described in the Resolution (and in the aggregate amounting to up to 1,007,894 Class A Shares), and (ii) exclude all pre-emptive rights of existing shareholders of the Company in relation thereof.

(C)

The Board has identified the warrant holders (Subscribers and each a Subscriber) exercising their Subscription Rights, resulting in a subscription for - in total - • Class A Shares, with a nominal value of EUR 0.12 each (jointly: New Shares and each a New Share) at an aggregate issue price of USD • (Issue Price), such in accordance with the Warrant Agreement and the Warrant Subscription Agreement.

(D)

The New Shares are to be delivered in book-entry form to the Subscribers and hence (i) the New Shares will be issued to Cede & Co, a general partnership organized under the laws of the State of New York, United States of America, as nominee for The Depository Trust Company, a central securities clearing depository existing under the laws of the State of New York, United States of America (Cede & Co) and (ii) (the relevant broker, dealer and/or agent of) each Subscriber shall be credited in the book-entry system as the holder of the respective New Shares.

(E)	The Company shall hereby effect the issuance of the New Shares on the terms set out in the Resolution, the Warrant Agreements and this deed.

IT IS AGREED as follows:

1	Issuance

1.1

The Company issues the New Shares, with numbering A-• up to and including A-•, to Cede & Co, and Cede & Co accepts the New Shares from the Company by crediting (the relevant broker, dealer and/or agent of) each Subscriber in the book-entry system of The Depository Trust Company as the holder of the respective New Shares, all on the terms set out in the Resolution, the Warrant Agreements and this deed.

deed of issuance	1

1.2	The Company shall register the New Shares in its shareholders’ register in the name of Cede & Co.

1.3	No share certificates shall be issued for the New Shares.

2	Payment on the New Shares

2.1

The Company allows the payment of the Issue Price to be made in a foreign currency in accordance with the Company’s articles of association and shall deposit with the Dutch trade register a bank certificate as referred to in Section 2:93a paragraph 6 of the Dutch Civil Code within two weeks after payment.

2.2	The New Shares are paid up in full. The Company gives full discharge for the payment made.

2.3	If the Issue Price exceeds the aggregate nominal value of the New Shares, the balance shall constitute share premium (agio) and shall be recorded as such in the Company’s books and records.

3	Governing law

This deed shall be governed by, and interpreted in accordance with, the laws of the Netherlands.

THIS DEED has been entered into on the date stated at the beginning of this deed.

signature follows

deed of issuance	2

SIGNATURE PAGE DEED OF ISSUANCE

Signed for and on behalf of Wallbox N.V. by,

Name:
Title:

deed of issuance	3